Exhibit 10.2

SECOND AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

AND AMENDMENT TO LIMITED CONSENT

THIS SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT AND AMENDMENT TO LIMITED CONSENT (this “Amendment”) is entered into as of June 29, 2012, among NATUS MEDICAL INCORPORATED, a Delaware corporation (“Borrower”), certain Material Domestic Subsidiaries of Borrower, and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS Borrower, certain Material Domestic Subsidiaries of Borrower and Bank are party to that certain Third Amended and Restated Credit Agreement, dated as of March 2, 2012 (as amended prior to the date hereof, the “Existing Credit Agreement” and, as further amended from time to time, the “Credit Agreement”);

WHEREAS Borrower, certain Material Domestic Subsidiaries of Borrower and Bank are party to that certain Limited Consent Letter, dated as of April 20, 2012 (as amended prior to the date hereof, the “Existing Limited Consent” and, as further amended from time to time, the “Limited Consent”); and

WHEREAS the parties hereto have agreed to certain changes in the terms and conditions set forth in the Existing Credit Agreement and the Existing Limited Consent and have agreed to amend the Existing Credit Agreement and the Existing Limited Consent to reflect such changes;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Existing Credit Agreement and Existing Limited Consent shall be amended as follows; provided that nothing contained herein shall terminate any security interests, guaranties, subordinations or other documents in favor of Bank, all of which shall remain in full force and effect unless expressly amended hereby:

Section 1. Definitions. Each capitalized term used but not otherwise defined herein has the meaning assigned to it in the Existing Credit Agreement.

Section 2. Amendments to Credit Agreement. Upon the effectiveness of this Amendment in accordance with Section 4 hereof, the Existing Credit Agreement is hereby amended as follows:

(a) Section 1.1 of the Existing Credit Agreement is hereby amended by inserting the following new defined terms, in a manner that retains alphabetical order, to read in full as follows:

“Amendment to Share and Asset Purchase Agreement” means that certain Amendment to Share and Asset Purchase Agreement, dated June [    ], 2012, by and among CFN 303, CFN 2200 and Borrower.

“CFN” means CareFusion Corporation, a Delaware corporation.

“CFN 2200” means CareFusion 2200, Inc., a Delaware corporation.

“CFN 303” means CareFusion 303, Inc., a Delaware corporation.

“CFN Acquisition” means the Acquisition by Borrower of certain shares and other assets of CFN, CFN, 2200 and CFN 303 pursuant to CFN Acquisition Agreement, as further described in that certain Amendment to Share and Asset Purchase Agreement.

“CFN Acquisition Agreement” means that certain Share and Asset Purchase Agreement, made as of April 20, 2012, by and between CFN 303, CFN 2200 and Borrower.

“Revolving Credit Loan” has the meaning ascribed to such term in Section 2.1(a)(i).

“Term Out Loan” has the meaning ascribed to such term in Section 2.1(a)(ii).

“Term Out Loan Maturity Date” means June 28, 2015.

(b) Section 1.1 of the Existing Credit Agreement is hereby amended by amending and restating the following defined terms to read in full as follows:

“Note” has the meaning ascribed to such term in Section 2.1(a)(i).

“Quick Ratio” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the ratio of: (a) the sum of (i) unrestricted cash plus (ii) unrestricted short-term marketable securities plus (iii) net accounts receivable to (b) the sum of (i) current liabilities plus (ii) any outstanding Revolving Credit Loans (excluding the Term Out Loan) plus (iii) the current outstanding portion of the Term Out Loan.

“Revolving Line of Credit” has the meaning ascribed to such term in Section 2.1(a)(i).

(c) Section 1.1 of the Existing Credit Agreement is hereby amended by amending and restating paragraph (d) of the definition of “Permitted Acquisition” to read in full as follows:

(d) (i) with respect to the Acquisition of any Acquired Business (other than the CFN Acquisition), the Total Consideration for such Acquired Business shall not exceed $30,000,000, (ii) with respect to the CFN Acquisition, the Total Consideration for such Acquisition shall not exceed $60,000,000, and (iii) the Total Consideration for such Acquisition, when taken together with the Total Consideration for all Acquired Businesses acquired after the date of this Agreement, shall not exceed $100,000,000 in the aggregate;

(d) Section 1.1 of the Existing Credit Agreement is hereby amended by amending and restating paragraph (e) of the definition of “Permitted Investments” to read in full as follows:

(e) Investments by Borrower constituting Permitted Acquisitions, including, without limitation, the CFN Acquisition;

(e) Section 1.1 of the Existing Credit Agreement is hereby amended by amending and restating paragraph (h) of the definition of “Permitted Investments” to read in full as follows:

(h) Investments by Borrower (i) not to exceed $50,000.00 in the aggregate outstanding at any time consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not affiliates, in the ordinary course of business and (ii) consisting of a note receivable of Dutch American Manufacturers (D.A.M.) BV in the original principal amount of in a $11,500,000.00 acquired in connection with the CFN Acquisition; provided that this paragraph (h) shall not apply to investments of Borrower in any Subsidiary.

(f) Section 2.1(a) of the Existing Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

(a) Revolving Line of Credit.

(i) Subject to the terms and conditions of this Agreement, Bank hereby agrees to make loans (each such loan, a “Revolving Credit Loan”) to Borrower from time to time on any Business Day during the Availability Period, not to exceed at any time the aggregate principal amount of Fifty Million Dollars ($50,000,000.00) (the “Revolving Line of Credit”). The proceeds of the initial advance under the Revolving Line of Credit shall be used to refinance all outstanding indebtedness owing under the Existing Agreement (with any such advances having the same characteristics, including, without limitation, Type and remaining Interest Period, if applicable, as the indebtedness refinanced thereby) and the proceeds of all other advances under the Revolving Line of Credit shall be used for working capital and general corporate purposes. Borrower’s obligation to repay advances under the Revolving Line of Credit shall be evidenced by a promissory note dated March 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Note”), in the form attached hereto as Exhibit A, all terms of which are incorporated herein by this reference.

(ii) As a subfacility under the Revolving Line of Credit, Bank hereby agrees to make a single Revolving Credit Loan on June 28, 2012 in an aggregate initial principal amount equal to Twenty-Five Million Dollars ($25,000,000.00) (the “Term Out Loan”). The proceeds of the Term Out Loan shall be used solely to consummate the CFN Acquisition. The entire initial principal amount of the Term Out Loan shall be reserved under the Line of Credit and shall not be available for borrowings thereunder following the advance of the Term Out Loan.

(g) Section 2.1(c) of the Existing Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

(c) Borrowing and Repayment. Borrower may from time to time during the Availability Period, partially or wholly repay its outstanding borrowings under the Revolving Line of Credit, and reborrow, subject to all of the limitations, terms and conditions contained herein; provided that, the total outstanding borrowings under the Revolving Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above. On the Revolving Credit Maturity Date, Borrower shall repay to Bank in full the aggregate outstanding principal balance of all Revolving Credit Loans, together with all accrued and unpaid interest due thereon; provided that notwithstanding anything to the contrary contained in this Section 2.1(c), Borrower shall repay the outstanding principal balance of the Term Out Loan in accordance with Section 2.3(b). Borrower shall not be permitted to reborrow any amounts advanced under the Term Out Loan without the express written consent of Bank.

(h) Section 2.3 of the Existing Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

SECTION 2.3. PRINCIPAL PAYMENTS AND PREPAYMENTS.

(a) Borrower may, upon notice to Bank, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty but subject to Section 3.4; provided that: (A) such notice must be received by Bank not later than 11:00 a.m.: (1) three Business Days prior to any date of prepayment of Loans that are LIBOR Loans; and (2) one Business Day prior to the date of prepayment of Loans that are Base Rate Loans; and (B) any prepayment of any Loans that are: (1) LIBOR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding; and (2) Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. If Borrower gives such notice, then Borrower’s prepayment obligation shall be irrevocable, and Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan that is a LIBOR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.4.

(b) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, with respect to the Term Out Loan, in addition to the principal payment and prepayment provisions described in Section 2.3(a), Borrower shall repay the aggregate outstanding principal amount of the Term Out Loan in consecutive quarterly installments on the last Business Day of each of March, June, September and December as set forth below, except as the amounts of individual installments may be adjusted pursuant to Section 2.3(c):

PAYMENT DATE	PRINCIPAL INSTALLMENT ($)
September 30, 2012	$2,083,333.33
December 31, 2012	$2,083,333.33
March 31, 2013	$2,083,333.33
June 30, 2013	$2,083,333.33
September 30, 2013	$2,083,333.33
December 31, 2013	$2,083,333.33
March 31, 2014	$2,083,333.33
June 30, 2014	$2,083,333.33
September 30, 2014	$2,083,333.33
December 31, 2014	$2,083,333.33
March 31, 2015	$2,083,333.33
June 30, 2015	$2,083,333.33

If not paid sooner, the outstanding principal balance of the Term Out Loan shall be paid in full, together with accrued interest thereon, on the Term Out Loan Maturity Date. In no event shall Borrower be permitted to make a Revolving Credit Borrowing in order to make any scheduled or optional prepayment or repayment of the Term Out Loan.

(c) Each prepayment of the Term Out Loan shall be applied to reduce in inverse order of maturity the remaining scheduled principal installments of the Term Out Loan pursuant to Section 2.3(b).

(i) Section 6.3(b) of the Existing Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

(b) (i) promptly after the sending or filing thereof, but in no event later than 45 days after the end of each fiscal quarter of Borrower (other than the fourth fiscal quarter in each fiscal year), copies of each Form 10-Q report filed by Borrower with the United States Securities and Exchange Commission or any successor agency; and (ii) not later than 45 days after the end of each fiscal quarter of Borrower, consolidated and consolidating financial statement of Borrower, prepared by Borrower, which financial statements shall include Borrower’s balance sheet as of the end of such fiscal quarter and the related statements of Borrower’s income, reconciliation of retained earnings and cash flows for the fiscal quarter then ended, all in reasonable detail and prepared in accordance with GAAP;

(j) Section 6.9(a) of the Existing Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

(a) As of each fiscal quarter end of Borrower, Consolidated EBITDA, determined on a rolling four-quarter basis, not less than the amounts set forth below:

For each fiscal quarter ending on or after March 31, 2012 through and including June 30, 2012:	$21,000,000
For each fiscal quarter ending on or after September 30, 2012 through and including December 31, 2012:	$30,000,000
For each fiscal quarter ending on or after March 31, 2013 through and including December 31, 2013:	$36,000,000
For each fiscal quarter ending on or after March 31, 2014:	$40,000,000

(k) Section 7.8 of the Existing Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

SECTION 7.8. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on such Person’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of such Person’s stock now or hereafter outstanding; provided that each Subsidiary may declare or pay dividends or distributions to Borrower or any wholly-owned Material Domestic Subsidiary of Borrower that is a Guarantor; provided further that each Subsidiary may declare or pay dividends or distributions to Borrower or any Subsidiary of Borrower in order to effectuate the CFN Acquisition.

(l) Schedule 1 to Exhibit C of the Existing Credit Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit A attached hereto.

Section 3. Amendments to Limited Consent. Upon the effectiveness of this Amendment in accordance with Section 4 hereof, the Existing Limited Consent is hereby amended as follows:

(a) Section (j) of the Existing Limited Consent is hereby amended and restated in its entirety to read in full as follows:

(j) [Intentionally omitted.]

(b) Section (l) of the Existing Limited Consent is hereby amended and restated in its entirety to read in full as follows:

(l) receipt by Bank of evidence that the total fees and expenses paid by Borrower and its Subsidiaries in connection with the CFN Acquisition do not exceed $2,000,000.00;

Section 4. Conditions Precedent. This Amendment, including, without limitation the amendments to the Existing Credit Agreement and Existing Limited Consent contained herein, shall become effective as of the date first set forth above (the “Effective Date”) upon satisfaction of all of the conditions set forth in this Section 4 to the satisfaction of Bank; provided that, in the event such conditions are not so satisfied on or before July 2, 2012, then this Amendment shall be of no further force and effect:

(a) Bank shall have received each of the following, duly executed and delivered by each of the applicable parties thereto:

(i) this Amendment;

(ii) such other documents as Bank may require under any other Section of this Amendment; and

(b) No Event of Default or event which, with the giving of notice, the lapse of time or both would constitute an Event of Default, shall have occurred and be continuing.

Section 5. Interpretation. Except as expressly amended pursuant hereto, the Existing Loan Agreement, the Existing Limited Consent and each of the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects, and the Collateral described in the Loan Documents shall continue to secure the Obligations. This Amendment and the Existing Credit Agreement shall be read together, as one document. This Amendment and the Existing Limited Consent shall be read together, as one document. The Recitals hereto, including the terms defined therein, are incorporated herein by this reference and acknowledged by Borrower to be true, correct and complete.

Section 6. Representations, Warranties and Covenants. Borrower hereby remakes all representations and warranties contained in the Existing Credit Agreement and reaffirms all covenants set forth in the Credit Agreement as of the date of this Amendment. Borrower further certifies that as of the date of this Amendment there exists no Event of Default, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default.

Section 7. Further Assurances. Borrower will make, execute, endorse, acknowledge, and deliver any agreements, documents, or instruments, and take any and all other actions, as may from time to time be reasonably requested by Bank to perfect and maintain the validity and priority of the liens and security interests granted to Bank pursuant to the Credit Agreement and the other Loan Documents and to effect, confirm, or further assure or protect and preserve the interests, rights, and remedies of Bank under the Credit Agreement and the other Loan Documents.

Section 8. Counterparts. This Amendment may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes. Delivery of an executed counterpart of a signature page of this Amendment by telefacsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 9. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of California.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

NATUS MEDICAL INCORPORATED,	WELLS FARGO BANK,

a Delaware corporation	NATIONAL ASSOCIATION

By:	By:
Steven J. Murphy	Name:	Catherine Hill
Vice President Finance & CFO	Title:	Assistant Vice President

EMBLA SYSTEMS, LLC, a Delaware limited liability company

By:
Steven J. Murphy Chief Financial Officer

Second Amendment to Third Amended and Restated Credit Agreement

and Amendment to Limited Consent

EXHIBIT A

TO SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

AND AMENDMENT TO LIMITED CONSENT

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

A.	As of each fiscal quarter end of Borrower, Consolidated EBITDA, determined on a rolling four-quarter basis, not less than: (i) for each fiscal quarter ending on or after March 31, 2012 through and including June 30, 2012, $21,000,000; (ii) for each fiscal quarter ending on or after September 30, 2012 through and including December 31, 2012, $30,000,000; (iii) for each fiscal quarter ending on or after March 31, 2013 through and including December 31, 2013, $36,000,000; and (iv) for each fiscal quarter ending on or after March 31, 2014, $40,000,000.

1.	Consolidated EBITDA:
	a. consolidated net income	$
	b. plus consolidated interest expense	$
	c. plus consolidated provision for income taxes	$
	d. plus depreciation and amortization expense	$
	e. plus non-cash expenses related to stock-based compensation	$
	f. plus non-recurring non-cash expense or loss	$
	g. plus Cash Restructuring Charges (when combined with Alpine Cash Restructuring Charges, not to exceed $5,000,000 in the aggregate for any twelve-month period)	$
	h. plus expenses created by contingent consideration or transaction costs related to a business combination or acquisition, to the extent required to be expensed by ASC 805	$

Minus to the extent included in net income the sum of:
	i. Interest income	$
	j. plus extraordinary or non-recurring non-cash income or gains	$
	k. plus any other non-cash income	$
	l. plus adjustments to income created by contingent consideration related to a business combination or acquisition, to the extent required to be recognized by ASC 805	$
2.	Consolidated EBITDA (1a+1b+1c+1d+1e+1f+1g+1h) – (1i+1j+1k+1l):		$
3.	In compliance (yes / no)?

B.	Quick Ratio at each fiscal quarter of 1.0:1.0.

1.	Quick Ratio:
	a. unrestricted cash	$
	b. unrestricted short-tem marketable securities	$
	c. net accounts receivable	$
	d. current liabilities	$
	e. outstanding Revolving Credit Loans[1]	$
	f. current outstanding portion of the Term Out Loan	$
2.	Quick Ratio ((1a+1b+1c)/(1d+1e+1f)):
3.	In compliance (yes / no)?

C.	Leverage Ratio - Consolidated Funded Debt to Consolidated EBITDA (based on the prior four quarters then ended).[2]

1.	Consolidated Funded Indebtedness	$
2.	Consolidated EBITDA (See A2 above)	$
3.	Consolidated Funded Debt to Consolidated EBITDA (1/2):

[1]	Excluding the Term Out Loan.
[2]	Reported solely for purposes of determining the Applicable Rate.